Exhibit 3.40

AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP

OF

COLUMBIA ASC MANAGEMENT, L.P.

The undersigned parties, being all of the partners (the “Partners”) of Columbia ASC Management, L.P. f/k/a MCA Management Partnership, Ltd. (the “Limited Partnership”), a California limited partnership, hereby form the Limited Partnership pursuant to the provisions of the California Limited Partnership Act (the “Act”), and hereby agree that the ownership interests in the Limited Partnership and the capital contributions of the Partners are as follows:

Name and Address	Percentage Ownership	Initial Contributions
Sole General Partner.
Medical Care America, LLC	1%	$10.00
One Park Plaza
Nashville, TN 37203
Sole Limited Partner:
MCA Investment Company	99%	$990.00
One Park Plaza
Nashville, TN 37203

Effective from and after February 20, 1996, the Limited Partnership shall be known as Columbia ASC Management, L.P.

Neither Partner shall be required to make any additional contributions of capital to the Limited Partnership, although the Partners may from time to time agree to make additional contributions to the Limited Partnership.

The Limited Partnership may engage in any lawful business permitted by the Act, including without limitation, acquiring, constructing, developing, owning, operating, selling, leasing, financing and otherwise dealing with real property and healthcare businesses.

The address of the registered and principal office of the Limited Partnership in the State of Tennessee is One Park Plaza, Nashville, TN 37023 and the name of the registered agent for service of process on the Limited Partnership in the State of California is CT Corporation System whose address (subject to change by agent) is 818 West Seventh Street, Los Angeles, CA 90017.

The Limited Partnership shall be terminated and dissolved upon the earlier of (i) the mutual agreement of the Partners, or (ii) December 31, 2050.

Prior to the dissolution of the Partnership, no Partner shall have the right to receive any distributions of or return of its capital contribution.

All distributions and all allocations of income, gains, losses and credits shall be made in accordance with the percentage Ownership of each Partner.

The General Partner shall have the exclusive right and full power and authority to manage, control, conduct and operate the business of the Partnership, and may take any and all action without the consent of the Limited Partner. The General Partner shall maintain all books and records required by the Act to be maintained at the address specified above or at any other office designated by the General Partner. The General Partner shall make available at the address specified above in the State of Tennessee such books and records of the Limited Partnership as are required pursuant to the Act. The General Partner shall have the right to designate a different registered agent and/or registered office for the Limited Partnership by complying with any requirements pursuant to the Act.

The Limited Partnership shall indemnify and hold harmless the General Partner, and its partners, managers, employees, agents and representatives and the officers, directors, employees, agents and representatives of its partners to the fullest extent permitted by the Act.

Neither the General Partner nor the Limited Partner shall be permitted to withdraw from the Limited Partnership or transfer, assign, or pledge its interest in the Limited Partnership without the prior written consent of the other Partner, which consent may be withheld in such Partner’s sole discretion.

This Agreement of Limited Partnership may be amended solely by the General Partner without the approval of the Limited Partner. Any such amendment approved by the General Partner may amend and restate the Agreement of Limited Partnership in its entirety and may add and/or substitute partners and reallocate the Percentage Ownership in the sole and absolute discretion of the General Partner.

The Partners hereby agree that all other terms of the Limited Partnership be controlled and interpreted in accordance with the Act.

EXECUTED May 27, 2003, to be effective as of February 20, 1996.

Sole General Partner:

MEDICAL CARE AMERICA, LLC

By:	/s/ John M. Franck II
John M. Franck II Vice President

Sole Limited Partner:

MCA INVESTMENT COMPANY

By:	/s/ John M. Franck II
John M. Franck II Vice President

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